Exhibit 99.1

FOR IMMEDIATE RELEASE

AnalogicTech Updates Outlook for Second Quarter 2008

Santa Clara, CA – July 2, 2008 – Advanced Analogic Technologies, Inc. (“AnalogicTech” or the “Company”) (Nasdaq: AATI), a developer of power management semiconductors for mobile consumer electronic devices, today provided an updated outlook for the second quarter ended June 30, 2008.

Based upon the Company’s preliminary review of its financial performance for the second quarter of 2008, AnalogicTech expects to report net revenue in the range of $20.5 to $21.5 million. Net revenue, gross margin and earnings per share are expected to be below the Company’s original forecast primarily due to continued weakness in China handset sales, short-term delays in the roll out of new high profile handsets by its customers and general softness in its end markets.

The Company also expects to record the following expenses that will adversely affect its financial results:

•	A higher than normal excess inventory charge in the range of $0.8 to $1.2 million as a result of lower than anticipated sales.

•	A severance charge of approximately $0.4 million, which includes $0.2 million of stock compensation expense, associated with the departure of the Company’s former Chief Operating Officer.

•	A charge related to in-process research and development expenses associated with the acquisition of Elite Micro Devices, Inc. of approximately $0.3 million.

Elite, a privately held, Shanghai, China-based audio company was acquired by AnalogicTech for approximately $1.0 million in cash in the second quarter. Elite’s high performance Class D

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audio amplifier and CODEC products are ideal for audio amplification and audio processing in handsets, personal media players, Bluetooth hands-free car kits, and high definition televisions. AnalogicTech will discuss technology synergies and new market opportunities made possible by this acquisition during its second quarter conference call.

AnalogicTech continues to be encouraged by its design win traction across multiple product lines, several of which are in new high profile handsets. While the timing of the new handset introductions will vary, the Company’s expected dollar-content in these models is significantly higher than that of previous design cycles. In its non-handset business, AnalogicTech recently secured its first design win for its one-chip PowerSOC for digital still cameras at a major OEM. Progress on development, introduction and design wins continues across high-voltage and multi-function products using ModularBCD.

AnalogicTech will release full financial results for the second quarter on July 28, 2008, after the market closes and will host a conference call for analysts and investors to discuss the results at 4:30 p.m. Eastern Time. To participate in the live call, analysts and investors should dial 800-218-0204 at least ten minutes prior to the call. AnalogicTech will also offer a live and archived webcast of the conference call, accessible from the company’s investor relations website at www.aati.com or via the corporate website, www.analogictech.com. A telephonic replay of the conference call will also be available until 11:59 p.m. Pacific Time on Friday, August 1, 2008, by dialing 800-405-2236 and entering the passcode: 11116327#. Callers outside the U.S. and Canada may access the replay by dialing 303-590-3000 and entering the passcode: 11116327#.

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For More Information

Investor Contacts:

Brian McDonald	Lisa Laukkanen
Chief Financial Officer	The Blueshirt Group
AnalogicTech	415-217-4967
408-737-4788

About AnalogicTech

Advanced Analogic Technologies, Inc. (AnalogicTech) is a supplier of Total Power Management(TM) semiconductor solutions for mobile consumer electronic devices, such as wireless handsets, notebook and

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tablet computers, smartphones, digital cameras, wireless LAN, and personal media players. The company focuses its design and marketing efforts on the application-specific power management needs of consumer, communications, and computing applications in these rapidly evolving devices. AnalogicTech also develops and licenses device, process, package, and application-related technology. AnalogicTech is headquartered in Santa Clara, California and Macau, S.A.R., with offices in China (Beijing, Shanghai and Shenzhen), Hong Kong, Taiwan, Japan, South Korea, Sweden, France and United Kingdom, as well as a worldwide network of sales representatives and distributors. The company is listed on the NASDAQ exchange under the ticker symbol AATI. For more information, please visit the AnalogicTech website: http://www.analogictech.com. (AnalogicTech—F)

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Statements contained in this release that are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including financial projections and forecasts, involve risks and uncertainties that could cause AnalogicTech’s actual results to differ materially from our current expectations. Factors that could cause AnalogicTech’s results to differ materially from those set forth in these forward-looking statements include customers’ cancellation or modification of their orders; our failure to accurately forecast demand for our products; the loss of, or a significant reduction in orders from, any of our significant customers; fluctuations in our operating results; our inability to develop and sell new products; defects in or failures of our products; the expense and uncertainty involved in our customer design-win efforts; the financial viability of the distributors of our products; consumer demand for cellular phones and other mobile consumer electronic devices; worldwide economic and political conditions, particularly in Asia; fluctuations in our costs to manufacture our products; our reliance on third parties to manufacture, test, assemble and ship our products; our ability to retain and attract key personnel; our ability to compete with our competitors; and our ability to protect our intellectual property rights and not infringe the intellectual property rights of others. Other factors that may cause our actual results to differ from those set forth in the forward-looking statements contained in this press release and that may affect our prospects in general are described in our filings with the Securities and Exchange Commission, including our Registration Statement on Form S-1 related to our initial public offering and our Annual Report on Form 10-K for the year ended December 31, 2007. AnalogicTech undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.

AnalogicTech and the AnalogicTech logo are trademarks of Advanced Analogic Technologies, Inc. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

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